Exhibit 5.1

February 1, 2008

Exactech, Inc.

2320 N.W. 66th Court

Gainesville, Florida 32653

Ladies and Gentlemen:

We have acted as counsel for Exactech, Inc., a Florida corporation (the “Company”) in connection with the Company’s Form S-3 filed by Company on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). This Registration Statement relates to the public offering (the “Offering”) of 75,736 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be sold by the selling shareholders named in the Registration Statement (the “Selling Shareholders”).

In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”): (1) the Company’s Articles of Incorporation, as amended, as filed with the Secretary of State of the State of Florida; (2) the Company’s Bylaws, as amended; (3) resolutions of the Board of Directors of the Company; and (4) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the Documents.

Based solely upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and are fully paid and nonassessable.

Our opinion expressed above is limited to the Florida Business Corporation Act. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of Act, and the rules and regulations thereunder.

Very truly yours,

GREENBERG TRAURIG, P.A.

By:	/s/ Jaret L. Davis, Esq.
Jaret L. Davis, Esq.
Shareholder